ELIZABETH ARDEN, INC.
                         [Red Door Logo]



FOR IMMEDIATE RELEASE

     Elizabeth Arden, Inc. Announces Receipt of Tenders and Consents from
               Holders of the Requisite Principal Amount of its
                    11 3/4% Senior Secured Notes due 2011
       ~ Agrees to Pay Additional Consideration for Notes Tendered by
                           Monday, January 12, 2004 ~
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New York, New York (January 9, 2004) -- Elizabeth Arden, Inc. (NASDAQ: RDEN),
a global prestige fragrance and beauty products company, today announced that it had received tenders from holders representing over 85% of the outstanding principal amount of its 11 3/4% Senior Secured Notes due 2011 (the "11 3/4% Notes") and consents to eliminate substantially all of the restrictive covenants and related events of default and to release all of the collateral securing the 11 3/4% Notes pursuant to its Offer to Purchase and Consent Solicitation Statement and the related Consent and Letter of Transmittal which was delivered to the holders of the 11 3/4 % Notes on December 24, 2003.

As announced on December 24, 2003, the Company is tendering for cash any and all $104,000,000 outstanding principal amount of its 11 3/4% Notes. The 85% threshold was one of the conditions that the Company required to consummate the cash tender offer for the 11 3/4 % Notes. The tender offer will expire at 12:00 midnight, New York City time, on Thursday, January 22, 2004, unless extended or earlier terminated. The Company reserves the option to terminate the tender offer at any time before the Company accepts tendered 11 3/4% Notes for payment.

Following receipt of the requisite principal amount of 11 3/4% Notes, the Company executed a supplemental indenture (the "Supplemental Indenture") with HSBC Bank USA, as trustee under the indenture governing the 11 3/4% Notes, that will give effect to the elimination of the covenants and related events of default and release all of the collateral securing the 11 3/4% Notes. The effectiveness of the Supplemental Indenture is conditioned on the payment of the tender offer price to the holders of the 11 3/4% Notes that tendered by the January 7, 2004 consent date (the "Consent Date").

The total consideration for each $1,000 principal amount of 11 3/4% Notes validly tendered and consenting on or prior to 12:00 midnight, New York City time, on the Consent Date was $1,200, which includes $20 as a payment for consenting to the proposed amendments set forth in the Supplemental Indenture. The Company has agreed to pay the additional $20 per $1,000 principal amount to any holders of 11 3/4% Notes that tender by 5 p.m., New York City time, on Monday, January 12, 2004. Holders that tender after that date and time will receive $1,180 per $1,000 principal amount unless otherwise determined by the Company.


Questions regarding the tender offer may be directed to Marcey Becker, Senior Vice President, Finance of the Company at (203) 462-5809. Request for documents may be directed to D.F. King & Co., Inc., the Information Agent, at
(212) 269-5550 or (800) 859-8508 (toll-free).

This press release is not an offer to purchase or a solicitation of acceptance of the offer to purchase the 11 3/4% Notes, which may be made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement and related transmittal documents.

Elizabeth Arden is a global prestige fragrance and beauty products company. The Company's portfolio of leading brands includes the fragrance brands Red Door, Red Door Revealed, Elizabeth Arden green tea, 5th Avenue, ardenbeauty, Elizabeth Taylor's White Diamonds, Passion, Forever Elizabeth and Gardenia, White Shoulders, Geoffrey Beene's Grey Flannel, Halston, Halston Z-14, Unbound, PS Fine Cologne for Men, Design and Wings; the Elizabeth Arden skin care line, including Ceramide and Eight Hour Cream; and the Elizabeth Arden cosmetics line.

Company Contact:   Marcey Becker
                   Senior Vice President, Finance
                   (203) 462-5809

Investor Contact:  Cara O'Brien/Lila Sharifian
                   Financial Dynamics
                   (212) 850-5600

Press Contact:     Stephanie Sampiere
                   Financial Dynamics
                   (212) 850-5600


     In connection with the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, Elizabeth Arden, Inc., is hereby providing cautionary statements identifying important factors that could cause our actual results to differ materially from those projected in forward-looking statements (as defined in such act). Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, through the use of words or phrases such as "will likely result," "are expected to," "will continue," "is anticipated," "estimated," "intends," "plans" and "projection") are not historical facts and may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, key factors set forth in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, that have a direct
bearing on our results of operations.   We caution that those factors could
cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

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